EXECUTION COPY

AMENDMENT TO

RETENTION AGREEMENT

This Amendment to Retention Agreement (this “Amendment”) is made and entered into as of June 12, 2012, by and between Michael G. Kavourias (“Employee”) and Gramercy Capital Corp., a Maryland corporation (“Gramercy”).

WHEREAS, Gramercy and Employee are parties to a Retention Agreement dated August 31, 2011, but effective as of July 28, 2011 (the “Agreement”);

WHEREAS, the parties hereto desire to amend the Agreement to, among other things, add compensation terms and amend the term of the Agreement; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.          Section 1 of the Agreement is hereby amended by deleting such Section in its entirely and substituting the following therefor:

“1.          Term. Except to the extent that any provision of this Agreement would, by its terms, survive the termination of this Agreement, the term of this Agreement shall commence on June 12, 2012 and shall continue through, and terminate on December 31, 2012 (the “Term”). The duration of the Term may be shortened or extended by the mutual agreement of the parties.”

2.          Section 2 of the Agreement is hereby amended by deleting such Section in its entirely and substituting the following therefor:

“2.          Compensation and Benefits. In consideration of Employee’s services to Gramercy, Gramercy shall compensate Employee as provided in this Agreement, and Gramercy shall have the obligations as set forth herein.

(a)          Base Salary. Gramercy shall pay Employee an annual salary at the rate of $385,000 per annum during the Term (“Base Salary”). Base Salary shall be payable in periodic installments in accordance with the regular payroll practices of Gramercy.

(b)          Signing Bonus. In addition to Base Salary, Gramercy shall pay Employee a signing bonus of $100,000, which Gramercy shall pay on December 31, 2012.

(c)          Guaranteed Bonus. Subject to the express condition that a Non-Permitted Termination Event (as hereinafter defined) does not occur prior to the date on which the same becomes due and payable, Gramercy will pay to Employee after December 31, 2012 and on or before January 31, 2013 in accordance with Gramercy’s standard year-end bonus payment procedures a 2012 performance bonus in an amount determined by Gramercy in its sole discretion but in no event less than $750,000 (the “Guaranteed Bonus”), less applicable deductions and withholding. For the avoidance of doubt, Employee will not be permitted to receive any full or partial year bonus upon the occurrence of a Non-Permitted Termination Event.

(d)          CDO Bonus. If a CDO Sale (as hereinafter defined) is consummated with the assistance of Employee on or before December 31, 2012, Gramercy will pay to Employee an additional $100,000 on the same date that Gramercy pays Employee the Guaranteed Bonus, less applicable deductions and withholding.

(e)          Vesting Acceleration. The Company agrees that the period of forfeiture with respect to all of the restricted shares of common stock of Gramercy granted pursuant the Restricted Stock Award Agreement dated August 31, 2011, but effective as of July 28, 2011, by Gramercy to Employee (the “RSA Agreement”) under the Company’s Amended and Restated 2004 Equity Incentive Plan (i.e., 100,000 shares) shall end, and all of such restricted shares shall be vested, as of the date hereof notwithstanding anything to the contrary contained in the RSA Agreement.

(f)          Definitions. For the purposes of this Agreement, the following terms shall have the meaning specified in this Section 2(f):

“Cause” shall mean Employee’s: (A) engaging in conduct which is a felony; (B) material breach of any of his obligations under Section 3 of this Agreement; (C) willful misconduct of a material nature or gross negligence with regard to Gramercy or any of its affiliates; (D) material fraud with regard to Gramercy or any of its affiliates; (E) willful or material violation of any reasonable written rule, regulation or policy of Gramercy applicable to senior executives unless such a violation is cured within 30 days after written notice of such violation by Gramercy; or (F) failure to competently perform his duties which failure is not cured within 30 days after receiving notice from Gramercy specifically identifying the manner in which Employee has failed to perform (it being understood that, for this purpose, the manner and level of Employee’s performance shall not be determined based on the financial performance of Gramercy (including without limitation the performance of the stock of Gramercy)).

“CDO Sale” shall mean the sale, lease, exchange or other transfer by Gramercy and its direct and indirect subsidiaries of (i) all (or all but one) of the collateral management agreements and/or special servicing agreements (or Gramercy’s rights thereunder) with respect to the assets owned by the indirect subsidiaries of Gramercy that have issued CDO bonds that are outstanding as of the date hereof (the “CDO Entities”) or (ii) all or substantially all of their interests in (or the underlying assets of) all (or all but one) of the CDO Entities.

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“Non-Permitted Termination Event” shall occur if either (i) Employee terminates his employment with Gramercy or (ii) Gramercy terminates Employee’s employment for Cause.”

3.          Section 3(a) of the Agreement is hereby amended by deleting such Section in its entirely and substituting the following therefor:

“3.          Non-Compete and Non-Solicitation Covenants; Remedies.

(a)          Non-Compete Covenants. Employee and Gramercy recognize that due to the nature of Employee’s employment and relationship with Gramercy, Employee has access to and develops confidential business information, proprietary information, and trade secrets relating to the business and operations of Gramercy. Employee acknowledges that (i) such information is valuable to the business of Gramercy, (ii) disclosure to, or use for the benefit of, any person or entity other than Gramercy, would cause irreparable damage to Gramercy, (iii) the principal business of Gramercy as of the date hereof is (A) acquisition of net lease investments and the acquisition, development, asset management and servicing of commercial real estate property, and (B) the origination, acquisition and disposition of real estate related loans and securities, and financing such investments, including without limitation the origination of first-mortgage and mezzanine debt or preferred equity financing for real estate projects throughout the United States (collectively, the “Business”), (iv) Gramercy is one of the limited number of persons who have developed such a business, and (v) Gramercy’s Business is national in scope. Employee further acknowledges that his duties for Gramercy include the duty to develop and maintain client, customer, employee, and other business relationships on behalf of Gramercy, and that access to and development of those close business relationships for Gramercy render his services special, unique and extraordinary. In recognition that the goodwill and business relationships described herein are valuable to Gramercy, and that loss of or damage to those relationships would destroy or diminish the value of Gramercy, and in consideration of the compensation arrangements hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Employee, Employee covenants and agrees that during the Term, Employee will not, without the prior written consent of Gramercy, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), engage, participate or assist, as an owner, partner, employee, consultant, director, officer, trustee or agent, in any element of the Business. For the avoidance of doubt, the provisions set forth in this Section 3(a) shall have no force and effect after December 31, 2012.

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(b)          Non-Solicitation Covenants. Employee will not, without the prior written consent of Gramercy, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), during the period when Employee is employed by Gramercy and during the two (2) year period following the termination of Employee’s employment, for any reason (including upon or after the expiration of the Term) solicit, encourage, or engage in any activity to induce any employee of Gramercy to terminate employment with Gramercy, or to become employed by, or to enter into a business relationship with, any other person or entity. For purposes of this subsection, the term “employee” means any individual who is an employee of or consultant to Gramercy (or any affiliate of either).

(c)          Remedies. Employee declares that the foregoing limitations in Sections 3(a) and 3(b) above are reasonable and necessary for the adequate protection of the business and goodwill of Gramercy. If any restriction contained in this Section 3 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope, or other provisions hereof to make the restriction consistent with applicable law, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby. In the event that Employee breaches any of the promises contained in this Section 3, Employee acknowledges that Gramercy’s remedy at law for damages will be inadequate and that Gramercy will be entitled to specific performance, a temporary restraining order or preliminary injunction to prevent Employee’s prospective or continuing breach and to maintain the status quo. The existence of this right to injunctive relief, or other equitable relief, or Gramercy’s exercise of any of these rights, shall not limit any other rights or remedies Gramercy may have in law or in equity, including, without limitation, the right to arbitration contained in Section 4 hereof and the right to compensatory and monetary damages. Employee hereby agrees to waive his right to a jury trial without respect to any action commenced to enforce the terms of this Agreement.

(d)          Survival. Except as expressly provided herein, the provisions of this Section 3 shall survive the Term and the termination of Employee’s employment and other provisions relating to the enforcement thereof.”

4.          Section 4 of the Agreement is hereby amended by deleting the reference to Section 3(b) of the Agreement and replacing it with a reference to Section 3(c) of the Agreement.

5.          All other provisions of the Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Agreement except to the extent specifically provided for herein.

6.          This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

7.          This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first set forth above.

GRAMERCY CAPITAL CORP.

By:	/s/ Jon W. Clark .
	Name:	Jon W. Clark
	Title:	Chief Financial Officer and Treasurer

EMPLOYEE

/s/ Michael G. Kavourias .
Michael G. Kavourias

Signature Page to Amendment to Retention Agreement]